Exhibit 99.1

Company Contact:	The Investor Relations Company:
Paul A. Brown, M.D., Chairman	Brien Gately
(561) 478-8770, Ext. 123	(847) 296-4200

HearUSA REPORTS DECEMBER AND YEAR-END REVENUES

WEST PALM BEACH, Fla., January 9, 2006—HearUSA, Inc. (AMEX: EAR) announced today that revenues for the month of December 2005 increased 11% to $7.5 million from $6.8 million in December 2004. Revenues for the fourth quarter increased 5% to $19 million from $18 million. Annual revenue for fiscal year 2005 increased 11% to $77 million from $69 million.

“As a result of the company’s acquisition program, which complicates the concept of “same store sales”, the company will no longer be issuing monthly revenue releases,” stated Gino Chouinard, Executive Vice President and Chief Financial Officer. “However, each quarterly release will now include a breakout of revenues derived from acquisitions in order to provide investors with a better understanding of the source of our growth,” Mr. Chouinard concluded.

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. The company-owned centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, and Missouri and the province of Ontario Canada. In addition, the company has a network of 1,400 affiliated audiologists in 49 states. For further information, click on “investor information” at HearUSA’s website www.hearusa.com.

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